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                                                                     Exhibit 5.1

                                                                         LAWYERS

Davis Wright Tremaine LLP                       (DAVIS WRIGHT TREMAINE LLP LOGO)

2600 CENTURY SQUARE       TEL (206) 622-3150
1501 FOURTH AVENUE        FAX (206) 628-7699
SEATTLE, WA 98101-1688    www.dwt.com

___________, 2007

Clearwire Corporation
4400 Carillon Point
Kirkland Washington 98033

Ladies and Gentleman:

We have acted as counsel to Clearwire Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-1 (File No. 333-______) with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of the Company's Class A common stock, par value $0.0001 per share (the "Shares"). The Shares are to be sold by the Company pursuant to the terms of an stock purchase agreement (the "Underwriting Agreement") to be entered into among the Company, Merrill Lynch &Co., Morgan Stanley and J.P. Morgan, Bear, Stearns & Co. Inc.

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

          (a) The Registration Statement filed by the Company under the Securities Act with the Commission on December 19, 2006, and each amendment thereto.

          (b) The Registration Statement filed by the Company under the Securities Act with the Commission pursuant to Rule 462(b) on March 8, 2007, and each amendment thereto.

          (c) The Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company.

          (d) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

     In our review we have assumed:

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Clearwire Corporation
4400 Carillon Point
Kirkland Washington 98033

___________, 2007

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     (a)  The genuineness of all signatures.

     (b)  The authenticity of the originals of the documents submitted to us.

     (c) The conformity to authentic originals of any documents submitted to us as copies.

     (d) As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that when the Shares are issued and delivered by the Company to the purchasers thereof against payment of the consideration therefor as set forth in the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We understand that this opinion is to be used in connection with the registration statement described in the first paragraph of this letter. We hereby consent to the filing of this opinion as an exhibit to such registration statement and the use of our name in the related prospectus under the caption "Legal Matters." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,